Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(unless otherwise indicated, dollars are in thousands)

Introduction

The following discussion and analysis of financial condition and results of operations should be read in conjunction with RG Parent LLC’s (“RG”) historical audited consolidated financial statements as of and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013. This discussion and analysis contains forward-looking statements that are based on the beliefs of RG’s management, as well as assumptions made by, and information currently available to, its management. Actual results could differ materially from those discussed or implied by forward-looking statements for various reasons, including those set forth under the heading “Risk Factors” in Differential Brands Group Inc.’s (formerly Joes Jeans Inc.) (the “Company”) joint proxy and consent solicitation statement/prospectus filed with the Securities Exchange Commission on December 10, 2015 (the “Joint Proxy and Consent Solicitation Statement/Prospectus”) in connection with the Merger and related transactions described below.

Executive Overview

Our principal business activity is the design, development, sales and licensing of apparel products and accessories that bear the brand name Robert Graham® (the “Robert Graham Business”). Robert Graham can be described as ‘American Eclectic.’ Since its launch in 2001, Robert Graham was created on the premise of introducing sophisticated, eclectic style to the fashion market as an American-based company with an intention of inspiring a global movement. Robert Graham received the 2014 “Menswear Brand of the Year” award from the American Apparel & Footwear Association.

Our Robert Graham® product line includes premium priced men’s sport shirts, denim jeans, pants, shorts, sweaters, knits, t-shirts, sportcoats, outerwear, and swimwear. We also offer a line of women’s apparel, mainly in our own retail stores. Additionally, men’s shoes, belts, small leather goods, dress shirts, neckwear, tailored clothing, headwear, eye and sun glasses, jewelry, hosiery, underwear, loungewear and fragrances are produced by third parties under various license agreements and we receive royalty payments based upon net sales from licensees. Because we focus on design, development and marketing, we rely on third parties to manufacture our apparel products. We sell our brand in a limited manner in the international market.

Our strategy is to build brand recognition by marketing our products to fashion-conscious, affluent consumers who shop in our own retail stores, our own retail internet site or premium retail stores operated by third-parties. We continually update our product offerings to be seen as a leader in the apparel and accessories market.

We maintain and exercise control over advertising and marketing activities from our headquarters, where we set the tone for integrity, consistency and direction of the Robert Graham brand image. Furthermore, we control our brand image by controlling the distribution of our products. We sell our current season merchandise only through our own retail stores, our own retail internet site, premium department stores, specialty stores, and international stores that display and merchandise our products in a way that supports our brand image and is in synch with the lifestyle and shopping experience expected by our customers. We sell our prior season merchandise and some “designed-for-outlet” product through our own outlet stores and through Off-Price (as defined below) stores.

We view our business and measure performance based on three primary subdivisions: Wholesale, Consumer Direct and Corporate.

Our Wholesale subdivision sells our products to leading nationwide premium department stores (“Majors”), specialty retailers and boutiques (“Specialty Stores”) and select off-price retailers (“Off-Price”), and includes expenses associated with our sales and customer service departments, trade shows, warehouse distribution and product samples. We market our products to wholesale customers by attendance at industry trade shows and through our showrooms located in New York City, Los Angeles, and Dallas, as well as through our Canadian licensee’s showrooms in Toronto, Montreal and Vancouver, Canada.

We measure performance of our Wholesale subdivision primarily based on the diversity of product classifications and number of retail “doors” that sell our products within existing accounts as well as our ability to selectively expand into new accounts having retail customers carrying similar premium-priced products. While growth in our Wholesale subdivision has been relatively flat since the beginning of 2013 as we have focused on growing our higher margin Consumer Direct subdivision, our go forward strategy includes driving sales by improving productivity in existing accounts/doors within existing accounts, selectively expanding into new accounts and continued installation of shop-in-shops. International expansion largely through wholesale distributors and licensees is also a strategy that we are pursuing.

Our Consumer Direct subdivision sells directly to consumers in the United States through full-price retail stores, outlet stores and through our retail internet site located at www.robertgraham.us. As this subdivision generates higher gross margins and provides us greater control of our brand, product mix and distribution, we have grown from one retail store in 2011 to 30 retail stores as of December 31, 2015. We opened nine new stores in fiscal 2015 and ten new stores in fiscal 2014.  We have two signed leases for stores we expect to open April and October of 2016. We have also expanded our ecommerce part of the Consumer Direct subdivision by creating a larger customer database and generating repeat customer sales through our Collector’s Club Loyalty Program.

We measure performance of our Consumer Direct subdivision primarily based on the profitability of our stores, as well as our ability to attract and retain customers in our ecommerce business and the conversion rates on our website. The opening of new stores requires significant capital investment prior to generating revenue. Given our plans to continue to expand our retail footprint, near term operating results could be adversely affected and we will need to closely manage our liquidity and capital resources.

Our Corporate subdivision licenses to third parties the right to use our various trademarks in connection with the manufacture and sale of designated products in specified geographical areas for specified periods. Our licensing revenues are highly profitable with the most significant concentration in the following product categories and geographical areas: men’s shoes, belts, small leather goods, dress shirts, neckwear, tailored clothing, headwear, eye and sun glasses, jewelry, hosiery, underwear, loungewear and fragrances, and distribution in Canada. Our Corporate subdivision also includes our corporate operations, which include the design, production, general brand marketing, operations, information technology, accounting, executive, legal, and human resources departments, representing 100% of our general corporate overhead.

Similar to our Wholesale subdivision, we measure performance of our Corporate subdivision primarily based on our licensees’ ability to sell through more product categories to their existing wholesale customers and to add new licensees in brand relevant categories. In addition, given that we allocate all of our general overhead to our Corporate subdivision, we closely monitor operating margins and seek to enhance profitability through economies of scale and leveraging fixed overhead costs. We also negotiate with suppliers of items included in general overhead, including, without limitation, office supplies, computer hardware and software, maintenance contracts and insurance, in order to reduce costs and get the best rates on an ongoing basis.

Overall, we see opportunities for continued margin enhancement if we are successful in growing our three subdivisions. In particular, we see opportunity to improve product sourcing through growing purchasing power and to further enhance gross margins as we continue to increase the proportion of our business derived from our Consumer Direct subdivision. As noted above, operating margins should also improve if we are successful in our strategies to lower our landed cost per unit. We hired an experienced Vice President of Production in 2014, who has helped us solidify relationships with a base of factories that is stable and consistent. Through building relationships with factories and increasing unit production, we expect that our cost per unit will be reduced. Additionally, through better planning, we have begun to ship a greater percentage of our production by boat, rather than by air, which costs significantly less, and we are taking advantage of moving some production to countries where the importation is duty free, which has begun to provide us significant savings. No assurances can be given that these or other actions will result in increased profitability.

Our business is partly seasonal. The fourth quarter is the strongest quarter for our Consumer Direct subdivision. The greatest volume of shipments in our Wholesale subdivision are generally made from late summer through early fall, and again in late winter and early spring. Accordingly, our cash flow is strongest in those periods. Due to the seasonality of our business, as well as the evolution and changes in our business and product mix, our quarterly or yearly results are not necessarily indicative of the results for the next quarter or year. Furthermore, because of the growing number of full-price retail and outlet stores opened at different points during the past few fiscal years, we continue to assess the potential impact of our retail stores on our financial results, as it takes time for stores to attract a clientele and become profitable. Since we have opened most of our stores in the last three years, we are still evaluating their performance.

SUBSEQUENT EVENTS

Merger and Related Transactions

On January 28, 2016 (the “Closing Date”), all of the outstanding equity interests of RG was acquired by the Company, as contemplated by the Agreement and Plan of Merger, dated as of September 8, 2015 (as amended and restated effective as of September 8, 2015, the “Merger Agreement”), by and among RG, the Company and JJ Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), for aggregate consideration of $81.0 million in cash and 8,870,968 shares of the Company’s common stock (after giving effect to the Reverse Stock Split (as defined below)). The aggregate cash consideration received was reduced by $19.0 million to repay all of RG’s outstanding loans and indebtedness under its revolving credit agreement with J.P. Morgan Chase Bank, N.A. Pursuant to the Merger Agreement, among other things, Merger Sub was merged with and into RG, so that RG, as the surviving entity, became a wholly-owned subsidiary of the Company (the “Merger”). RG was determined to be the accounting acquirer as a result of RG members owning a majority of issued and outstanding equity after the Merger. A more detailed description of the Merger Agreement and the Merger is provided in Item 2.01 of the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2016.

As of the Closing Date, RG incurred $3.567 million of costs relating to the merger and related transactions.  Transaction costs incurred of $2.286 million relating to the Merger have been expensed.  The balance of these costs, $1.281 million, has been deferred and will be recognized as a reduction to proceeds received for equity and debt, as applicable, issuances upon consummation of the Merger.

Effective upon consummation of the Merger, the Company effected a reverse stock split (the “Reverse Stock Split”) of issued and outstanding common stock such that each thirty shares of the Company’s issued and outstanding common stock was reclassified into one share of issued and outstanding common stock. The Reverse Stock Split did not change the par value or the amount of authorized shares of the Company’s common stock. The primary purpose of the Reverse Stock Split was to increase the per-share market price of the Company’s common stock in order to maintain the Company’s listing on The Nasdaq Capital Market maintained by The Nasdaq Stock Market LLC (“NASDAQ”).

New Credit Agreements

In connection with the consummation of the Merger, on January 28, 2016, the Company entered into (i) a new credit and security agreement (the “ABL Credit Agreement”) with Wells Fargo Bank, National Association, as lender, and (ii) a new credit and security agreement with TCW Asset Management Company, as agent, and the lenders party thereto (the “Term Credit Agreement”, and together with the ABL Credit Agreement, the “New Credit Agreements”).

The ABL Credit Agreement provides for a senior secured asset-based revolving credit facility (the “Revolving Facility”) with commitments in an aggregate principal amount of $40 million. The Term Credit Agreement provides for a senior secured term loan credit facility (the “Term Facility”, and together with the Revolving Facility, the “Credit Facilities”) in an aggregate principal amount of $50 million. The Term Facility matures on January 28, 2021. The Revolving Facility matures on October 30, 2020. The amount available to be drawn under the Revolving Facility will be based on the borrowing base values attributed to eligible accounts receivable and eligible inventory.

Certain of the Company’s domestic subsidiaries are co-borrowers under the New Credit Agreements. The obligations under the New Credit Agreements are guaranteed by all of the Company’s domestic subsidiaries and are secured by substantially all of the Company’s assets, including the assets of the Company’s domestic subsidiaries.

There are no scheduled payments under the Revolving Facility. The Term Facility is subject to quarterly payments of principal as follows: (i) 0.25% for each of the first four fiscal quarters; (ii) 0.625% for each of the four fiscal quarters thereafter; (iii) 1.25% for each of the next following four fiscal quarters; (iv) 1.875% for each of the next following four fiscal quarters; and (v) 2.50% for each fiscal quarter thereafter, with the balance payable at maturity.

Subject to certain exceptions, prepayments of loans under the Term Facility are subject to a prepayment premium of (i) 2.00% during the first year after the Closing Date and (ii) 1.00% during the second year after the Closing Date. The Revolving Facility is required to be prepaid to the extent extensions of credit thereunder exceed the applicable borrowing base. Outstanding loans under the Revolving Facility may be prepaid at any time at the Company’s option without premium or penalty, other than customary “breakage” costs with respect to LIBO rate loans.

Borrowings under the New Credit Agreements will bear interest at a rate equal to either, at the Company’s option, an adjusted base rate or the LIBO rate (subject to a 0.50% floor for borrowings under the Term Facility), in each case plus an applicable margin. The applicable margins for borrowing under the Term Facility (which varies based on the Company’s senior leverage ratio) range from 8.00% to 6.00% for base rate loans and 9.00% to 7.00% for LIBO rate loans. The applicable margin for borrowings under the Revolving Facility is 0.50% for base rate loans and 1.75% for LIBO rate loans. An unused commitment fee equal to 0.25% per annum of the average daily amount by which the total commitments under the Revolving Facility exceeds the outstanding usage under the Revolving Facility will be payable monthly in arrears.

The Company used the proceeds from the Stock Purchase Agreement and the debt financing provided by the Credit Facilities, among other things, to pay (i) the Company’s remaining indebtedness outstanding under the amended and restated revolving credit agreement with CIT Commercial Services, Inc. and (ii) RG’s remaining indebtedness outstanding under the revolving credit agreement with JP Morgan Chase Bank, N.A.

A more detailed description of the Credit Agreements is provided in Item 2.03 of the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2016.

For 2016, as a result of the Merger we believe that there exist opportunities for net earnings growth as a result of cost savings, operating efficiencies and increased liquidity in operating the combined company. Our ability to achieve the anticipated benefits and net earnings growth is subject to a number of uncertainties, including whether the businesses of RG and the Company are combined in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company and diversion of management’s time and energy and could have an adverse effect on the combined company’s business, financial results and prospects.

A more detailed discussion of the risk of the combined company is set forth under the heading “Risk Related to the Combined Company” in the Joint Proxy and Consent Solicitation Statement/Prospectus.

Comparison of Year Ended December 31, 2015 to Year Ended December 31, 2014

	Year ended December 31,
	(in thousands)
	2015	2014	$ Change	% Change
Net sales	$73,057	$68,802	$4,255	6%
Cost of goods sold	28,129	26,541	1,588	6%
Gross profit	44,928	42,261	2,667	6%
Gross margin	61%	61%
Selling, general and administrative expenses	39,665	33,184	6,481	20%
Depreciation and amortization	3,788	3,122	666	21%
Operating income	1,475	5,955	(4,480)	(75)%

Interest expense	558	529	29	5%
Other income
Income before provision for income taxes	917	5,426	(4,509)	(83)%

Income tax expense	157	175	(18)	(10)%
Net income	760	5,251	(4,491)	(86)%

Foreign currency translation adjustment	—	10	10	100%
Total comprehensive income	$760	$5,261	$(4,501)	(86)%

Year Ended December 31, 2015 Overview

The following table sets forth certain statements of operations data by our subdivisions for the periods presented:

	Year ended December 31, (in thousands)
	2015	2014	$ Change	% Change
Net sales:
Wholesale	$41,348	$43,392	$(2,044)	(5)%
Consumer direct	29,924	23,387	6,537	28%
Corporate	1,785	2,023	(238)	(12)%
	$73,057	$68,802	$4,255	6%

Gross Profit:
Wholesale	$20,458	$22,495	$(2,037)	(9)%
Consumer direct	22,685	17,743	4,942	28%
Corporate	1,785	2,023	(238)	(12)%
	$44,928	$42,261	$2,667	6%

SG&A
Wholesale	$4,877	$5,901	$(1,024)	(17)%
Consumer direct	20,865	13,581	7,284	54%
Corporate	17,711	16,824	887	5%
	$43,453	$36,306	$7,147	20%

Operating income (loss):
Wholesale	$15,581	$16,594	$(1,013)	(6)%
Consumer direct	1,820	4,162	(2,342)	(56)%
Corporate	(15,926)	(14,801)	(1,125)	8%
	$1,475	$5,955	$(4,480)	(75)%

For the year ended December 31, 2015, our net sales increased to $73,057 from $68,802 for the year ended December 31, 2014, a six percent increase. We had operating income of $1,475 for the year ended December 31, 2015 compared to operating income of $5,955 for the year ended December 31, 2014, a 75 percent decrease. During fiscal 2015, we saw growth in our overall business. However our operating income was impacted by certain charges that the management of RG does not believe is representative of the ongoing business, as well as expenses related to new store openings. Our net sales and gross profit increased over the prior year period with the majority of the increase coming from the opening of nine new stores since January of 2015. These new store openings were in addition to ten new stores that opened during 2014. For 2016, we believe that our growth drivers will be dependent upon the performance of our Consumer Direct subdivision, performance of our licensees under their respective agreements, enhancement of products available to our customers and successful integration of the Hudson Business as a result of the Merger.

Net Sales

Our net sales increased to $73,057 for the year ended December 31, 2015 from $68,802 for the year ended December 31, 2014, a six percent increase.

More specifically, our Wholesale net sales decreased to $41,348 for the year ended December 31, 2015 compared to $43,392 for the year ended December 31, 2014, a five percent decrease, driven by retailers buying less due to a general decrease in retail traffic, in part due to the lack of tourists shopping.

Our Consumer Direct net sales increased to $29,924 for the year ended December 31, 2015 compared to $23,387 for the year ended December 31, 2014, a 28 percent increase, driven primarily by opening nine new stores since January of 2015, which added approximately $3,161 of net sales during the year ended December 31, 2015, with an additional $4,428 of net sales during the year ended December 31, 2015 from the ten stores opened during the year ended December 31, 2014 on a year over year comparison.

Our net sales also include $1,785 of licensing revenue in our Corporate subdivision for the year ended December 31, 2015 compared to $2,023 for the year ended December 31, 2014, a 12 percent decrease, due to the replacement of a licensee and termination of another licensee, which resulted in a reduction of approximately $307 from the comparable period in 2014, offset by increases in royalties under existing licensing agreements of approximately $16 and new licenses signed in 2015 which added approximately $53.

Gross Profit

Our gross profit increased to $44,928 for the year ended December 31, 2015 compared to $42,261 for the year ended December 31, 2014, a six percent increase. Our overall gross margin was unchanged at 61 percent for the year ended December 31, 2015 compared to the year ended December 31, 2014.  Our Wholesale gross profit decreased to $20,458 for the year ended December 31, 2015 compared to $22,495 for the year ended December 31, 2014, a nine percent decrease, driven by an increase in sales to Off-Price retailers at lower gross margins, as well as a decrease in overall wholesale sales.

Our Consumer Direct gross profit increased to $22,685 for the year ended December 31, 2015 compared to $17,743 for the year ended December 31, 2014, a 28 percent increase, driven primarily by the increase in sales by opening nine new stores since January 1, 2015, as well as the increase in comparable sales from the ten stores opened in 2014.

Our Corporate gross profit decreased to $1,785 for the year ended December 31, 2015 compared to $2,023 for the year ended December 31, 2014, a 12 percent decrease, driven by the termination of two licensees partially offset by one new licensee with lower initial guaranteed minimums. Our gross margin percentage was unchanged at 76 percent for the year ended December 31, 2015 compared to the year ended December 31, 2014.

Selling, General and Administrative Expenses, including Depreciation and Amortization (“SG&A”)

SG&A expenses increased to $43,453 for the year ended December 31, 2015 compared to $36,306 for the year ended December 31, 2014, a 20 percent increase. Our SG&A expenses increase was mainly attributable to the addition of nine new retail stores, and the full year of expenses of the ten stores that opened during the year ended December 31, 2014, as well as $1,383 of expenses associated with a one-time promotional event and $494 of transactional expenses due to the Merger. Our SG&A also includes expenses related to employee and employee related benefits, sales commissions, warehousing and freight, advertising, sample production, facilities and distribution related costs, professional fees, factor and bank fees, and depreciation and amortization.

Our Wholesale SG&A expenses were $4,877 for the year ended December 31, 2015 compared to $5,901 for the year ended December 31, 2014, a 17 percent decrease. In fiscal 2015, (i) our advertising expenses decreased by $78 over the comparable period in 2014, (ii) our sales commissions decreased by $128 over the comparable period in 2014 due to reduced sales made by our commissioned sales reps and (iii) our freight and warehousing expense decreased by $130 over the comparable period in 2014 due to more favorable terms in a new contract with our third party warehouse and reduced shipping rates. Additionally, we realigned the sales force and incurred $1,795 of expenses during the year ended December 31, 2015, against $2,476 of expenses in the year ended December 31, 2014, which included severance expenses from eliminating a redundant position as well as outsourcing our field merchandising program.

Our Consumer Direct SG&A expenses increased to $20,865 for the year ended December 31, 2015 compared to $13,581 for the year ended December 31, 2014, a 54 percent increase. Our retail SG&A expense increased mostly due to the costs associated with the opening of nine new retail stores during fiscal 2015, as well as a full year of expenses of the ten stores that opened during fiscal 2014, which included additional store rents and utility costs of $2,366, store payroll of $1,843, advertising of $628 depreciation expense of $675, warehouse and shipping expenses of $374, pre-opening costs of $268, commissions of $185, store supplies of $182, credit card and bank fees of $156, computer expenses of $107, and other expenses of $500.

Our Corporate SG&A expenses increased to $17,711 for the year ended December 31, 2015 compared to $16,824 for the year ended December 31, 2014, a five percent increase. Our Corporate and other SG&A expenses includes all general overhead associated with our operations. Our increase in SG&A expenses was mainly attributable to $1,383 associated with a one-time promotional event and $494 of transactional expenses due to the Merger, offset by decreases in personnel costs and travel of $815 and other expenses of $175.

RG also incurred other expenses during the most recent period and the comparable period in 2014 that the management of RG does not believe is representative of the ongoing business. For the year ended December 31, 2015, these costs total approximately $3,300 and include $1,383 of expenses associated with a promotional event that will not be repeated, $494 of transactional expenses due to the Merger, management fees of $651 that were required to be paid to our private equity investor and certain other members and that will not continue after consummation of the Merger in January 2016, $135 of severance and realignment costs in the Corporate subdivision, where positions were eliminated as we consolidated job functions, $592 of costs incurred by our founder that include guaranteed payments, royalties, rents, travel and entertainment, and insurance that will be reduced by approximately 75 percent as a result of the Merger, and other costs of $195 including costs of factories that went out of business and costs in connection with the termination of a license agreement. For the year ended December 31, 2014, these costs total approximately $2,900 and include a catalog that cost $1,485 that was deemed ineffective and has been cancelled, management fees of $685 that were required to be paid to our private equity investor and certain other members and that will not continue following the Merger, $98 of severance expense where positions were eliminated as we consolidated job functions, $749 of costs incurred by our founder, of the types described above, as well as $72 of expenses associated with a promotional event that will not be repeated.

Operating Income

We had operating income of $1,475 for the year ended December 31, 2015 compared to operating income of $5,955 for the year ended December 31, 2014, a 75 percent decrease. The decrease in our operating income was impacted by certain incremental SG&A expenses described above, including expenses related to new store openings.

Our Wholesale operating income decreased to $15,581 for the year ended December 31, 2015 from $16,594 in the year ended December 31, 2014, due to a decrease in gross profit described above.

Our Consumer Direct subdivision had operating income of $1,820 for the year ended December 31, 2015 compared to $4,162 for the year ended December 31, 2014, a 56 percent decrease, primarily due to the time associated with new stores looking to solidify and establish their customer base, and warehousing expenses that were reallocated under a new contract.

Corporate operating loss increased to $15,926 for the year ended December 31, 2015 from $14,801 for the year ended December 31, 2014, an eight percent increase, mainly due to a one-time promotional event and $494 of transactional expenses due to the Merger, partially offset by Corporate SG&A savings described above.

Interest Expense

Our interest expense increased to $558 for the year ended December 31, 2015 from $529 for the year ended December 31, 2014, a five percent increase. Our interest expense is primarily associated with interest expense from our revolving and term loan credit agreements with JP Morgan Chase Bank, and increased due to a higher average balance outstanding than the prior comparable period.

Provision for Income Taxes

As a limited liability company, we pay taxes only in some jurisdictions since income is generally taxed directly to our members and most taxes are paid directly by our members on the income of the company. However, since some jurisdictions do not recognize the limited liability company status, they require taxes to be paid by us.

For the year ended December 31, 2015, our tax expense was $157 as compared to $175 for the year ended December 31, 2014, with the decrease attributable to lower taxable income for the year ended December 31, 2015.

Net Income and Comprehensive Income

Our net income was $760 for the year ended December 31, 2015 compared to net income of $5,261 for the year ended December 31, 2014, an 86 percent decrease. The decrease in our net income was impacted by certain incremental SG&A expenses described above, including expenses related to new store openings.

Comparison of Year Ended December 31, 2014 to Year Ended December 31, 2013

	Year ended December 31, (in thous ands )
	2014	2013	$ Change	% Change
Net sales	$68,802	$59,421	$9,381	16%
Cost of goods sold	26,541	25,453	1,088	4%
Gross profit	42,261	33,968	8,293	24%
Gross margin	61%	57%

Selling, general and administrative expenses	33,184	28,444	4,740	17%
Depreciation and amortization	3,122	2,430	692	28%
Operating income	5,955	3,094	2,861	92%

Interest expense	529	853	(324)	(38)%
Income from continuing operations before provision for income taxes	5,426	2,241	3,185	142%

Income tax expense	175	128	47	37%
Income from continuing operations	5,251	2,113	3,138	149%
Loss from operations of discontinued component	—	(395)	395	(100)%
Foreign currency translation adjustment	10	25	15	60%
Net income and comprehensive income	$5,261	$1,743	$3,518	202%

Year Ended December 31, 2014 Overview

The following table sets forth certain statements of operations data by our subdivisions for the periods presented:

	Year ended December 31, (in thous ands )
	2014	2013	$ Change	% Change
Net sales:
Wholesale	$43,392	$44,558	$(1,166)	(3)%
Consumer direct	23,387	12,230	11,157	91%
Corporate	2,023	2,633	(610)	(23)%
	$68,802	$59,421	$9,381	16%
Gross Profit:
Wholesale	$22,495	$22,161	$334	2%
Consumer direct	17,743	9,174	8,569	93%
Corporate	2,023	2,633	(610)	(23)%
	$42,261	$33,968	$8,293	24%
SG&A
Wholesale	$5,901	$5,159	$742	14%
Consumer direct	13,581	7,894	5,687	72%
Corporate	16,824	17,821	(997)	(6)%
	$36,306	$30,874	$5,432	18%
Operating income (loss)
Wholesale	$16,594	$17,002	$(408)	(2)%
Consumer direct	4,162	1,280	2,882	225%
Corporate	(14,801)	(15,188)	387	(3)%
	$5,955	$3,094	$2,861	92%

For the year ended December 31, 2014, our net sales increased to $68,802 from $59,421 for the year ended December 31, 2013, a 16 percent increase. We had operating income of $5,955 for the year ended December 31, 2014 compared to operating income of $3,094 for the year ended December 31, 2013, a 92 percent increase. During the year ended December 31, 2014, we saw growth in our overall business. Our net sales and gross margins increased over the prior year period with the majority of the increase coming from the opening of ten new stores during 2014. These new store openings were in addition to five new stores that opened during 2013.

Net Sales

Our net sales increased to $68,802 for the year ended December 31, 2014 from $59,421 for the year ended December 31, 2013, a 16 percent increase.

More specifically, our Wholesale net sales decreased to $43,391 for the year ended December 31, 2014 compared to $44,558 for the year ended December 31, 2013, a three percent decrease, mainly due to the closing down of the women’s wholesale business.

Our Consumer Direct net sales increased to $23,387 for the year ended December 31, 2014 compared to $12,230 for the year ended December 31, 2013, a 91 percent increase, mainly due to the opening of ten new retail stores, as well as full year performance of five retail stores opened during 2013, the combination of which added approximately $8,600 in net sales, with the balance coming from increase in existing stores and ecommerce.

Our net sales also include $2,023 of licensing revenue in our Corporate subdivision for the year ended December 31, 2014 compared to $2,633 for the year ended December 31, 2013, a 23 percent decrease. A license agreement was terminated in 2013, whereby the licensee entered into a forbearance agreement and paid us $1,200 in 2013, partially offset by growth with most of our existing licensees and new licenses that began in 2013 and 2014.

Gross Profit

Our gross profit increased to $42,261 for the year ended December 31, 2014 compared to $33,968 for the year ended December 31, 2013, a 24 percent increase. Our overall gross margin was 61 percent for the year ended December 31, 2014 compared to 57 percent for the year ended December 31, 2013, primarily reflecting the ongoing net sales mix shift toward the higher-margin Consumer Direct business.

Our Wholesale gross profit increased to $22,494 for the year ended December 31, 2014 compared to $22,161 for the year ended December 31, 2013, a two percent increase, driven by improved product sourcing as we hired a new Vice President of Production.

Our Consumer Direct gross profit increased to $17,743 for the year ended December 31, 2014 compared to $9,174 for the year ended December 31, 2013, a 93 percent increase, related to the increase in net sales due to opening of the new stores. Our gross margin percentage increased to 76 percent for year ended December 31, 2014 compared to 75 percent for the year ended December 31, 2013, driven by improved product sourcing.

Selling, General and Administrative Expense, including Depreciation and Amortization

SG&A expenses increased to $36,304 for the year ended December 31, 2014 compared to $30,874 for the year ended December 31, 2013, an 18 percent increase. Our SG&A expenses increase was mainly attributable to the addition of ten new retail stores, and a full year of overhead for the five stores that opened during 2013, as well as $1,485 of expenses associated with a non-productive catalog that has subsequently been discontinued. Our SG&A also includes expenses related to employee and employee related benefits, sales commissions, warehousing and freight, advertising, sample production, facilities and distribution related costs, professional fees, factor and bank fees, and depreciation and amortization.

Our Wholesale SG&A expense increased to $5,901 for the year ended December 31, 2014 compared to $5,159 for the year ended December 31, 2013, a 14 percent increase, due to additional advertising expenses incurred during 2014, which increased $377 over 2013, offset by a $122 decrease in payroll and related expenses. Additionally, during 2014 costs of $585 were incurred in connection with realigning the sales staff, including severance expenses from eliminating a redundant position.

Our Consumer Direct SG&A expense increased to $13,581 for the year ended December 31, 2014 compared to $7,894 for the year ended December 31, 2013, a 72 percent increase. Our retail SG&A expense increased mostly due to the costs associated with opening of ten new retail stores. Increases included additional store payroll and commissions which increased $1,976, store rents which increased $2,062, as well as depreciation and amortization expense which increased $480. In addition, we incurred pre-opening expenses for new stores of $556 and $633 in 2014 and 2013, respectively.

Our Corporate and other SG&A expense decreased to $16,824 for the year ended December 31, 2014 compared to $17,821 for the year ended December 31, 2013, a six percent decrease, due to a reduction in sample expense of $903 as we better controlled the sampling process, offset by increases in payroll and related costs of $731 as we hired more people at higher levels to manage the business, and corporate depreciation and amortization of $213, as well as a decrease of approximately $1,100 in other expenses during 2014 as compared to 2013 that management of RG does not believe is representative of the ongoing business, and is detailed below. Our corporate and other SG&A expense includes general overhead associated with our operations.

RG also incurred other expenses during 2014 and 2013 that management of RG does not believe is representative of the ongoing business. For the year ended December 31, 2014, these costs total approximately $2,900 and include a catalog that cost $1,485 that was deemed ineffective and has been cancelled, management fees of $685 that were required to be paid to our private equity investor and certain other members and that will not continue following the Merger, $98 of severance expense where positions were eliminated as we consolidated job functions, $749 of costs incurred by our founder that include guaranteed payments, royalties, rents, travel and entertainment, and insurance that we anticipate will be reduced by approximately 75 percent following the Merger, as well as $72 of expenses associated with a promotional event that will not be repeated. For the year ended December 31, 2013, these costs total approximately $4,000 and include costs incurred for brand development of $253, closing the women’s wholesale business of $939, management fees of $723, $207 of severance expenses where positions were eliminated as we consolidated job functions, $851 of costs incurred by our founder, as above, settlement of a lawsuit of $391, costs in connection with terminating a license $530, and costs of securing a new banking agreement of $361.

Operating Income

We had operating income of $5,955 for the year ended December 31, 2014 compared to $3,094 for the year ended December 31, 2013, an 18 percent increase, driven mainly by the increase in gross profit in our Consumer Direct business from the addition of new stores.

Our Wholesale operating income decreased two percent to $16,594 for the year ended December 31, 2014 compared to $17,002 for the year ended December 31, 2013, driven by additional SG&A expenses above.

Our Consumer Direct subdivision had operating income of $4,162 for the year ended December 31, 2014 compared to $1,280 for the year ended December 31, 2013, a 69 percent increase, primarily due to the addition of the new stores.

Corporate operating loss was $14,801 for the year ended December 31, 2014 compared to $15,188 for the year ended December 31, 2013, a three percent decrease, driven mainly by the reduction in certain other costs listed above, as compared to 2013.

Interest Expense

Our interest expense decreased to $529 for the year ended December 31, 2014 compared to $853 for the year ended December 31, 2013, a 38 percent decrease. In December of 2013, the company, as discussed below, entered into a new credit facility with JP Morgan Chase bank, at which time certain notes that were held by the original owners of the company were paid off in full, resulting in a reduction in interest expense in 2014.

Income Tax

As a limited liability company, we pay taxes only in some jurisdictions since income is generally taxed directly to our member shareholders and most taxes are paid directly by the shareholders on the income of the company. However, since some jurisdictions do not recognize the limited liability company status, some jurisdictions require taxes to be paid by us.

For the year ended December 31, 2014, our tax expense was $175 as compared to $128 for the year ended December 31, 2013.

Loss from operations of discontinued component

During 2012, as part of the Company’s strategy to focus on its more profitable geographic locations, management decided to cease GmbH’s operations and began to liquidate GmbH’s assets and liabilities. Operations have virtually ceased as of December 31, 2013. The company incurred a loss of $395 for the year ended December 31, 2013.

Net Income and Comprehensive Income

Our net income was $5,261 for the year ended December 31, 2014 compared to net income of $1,743 for the year ended December 31, 2013, a 67 percent increase.

Non-GAAP Reporting

RG’s management uses non-GAAP financial measures, such as non-GAAP net income and Adjusted EBITDA, to measure performance over time on a consistent basis and to identify business trends relating to RG’s financial condition and results of operations. RG’s management believes that these non-GAAP measures provide investors with information regarding the underlying performance of RG’s core business operating results on a consistent basis. In particular, RG’s management believes Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements and capital expenditures.

Non-GAAP net income and Adjusted EBITDA are not recognized terms under US GAAP and should not be viewed as alternatives to net income or other measures of financial performance or liquidity in conformity with US GAAP. Additionally, our definitions of non-GAAP net income and Adjusted EBITDA may differ from other companies. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP.

We have provided a reconciliation table of the non-GAAP measure to the equivalent GAAP measure.

	(Unaudited)
	Year Ended December 31,
	(in thousands)
	2015	2014	2013
GAAP net income	$1,254	$5,261	$1,743

Adjustments:
Sponsorship (a)	1,383	72	—
Management fees (b)	651	685	723
Realignment expenses (c)	135	585	—
Closedown women’s wholesale (d)	—	—	939
Discontinued operations of foreign subsidiary (e)	—	—	395
Total non-GAAP adjustments	2,169	1,342	2,057
Non-GAAP net income	$3,423	$6,603	$3,800

	(Unaudited)
	Year Ended December 31,
	(in thousands)
	2015	2014	2013
GAAP net income	$1,254	$5,261	$1,743

Adjustments:
Income taxes	157	175	128
Interest expense	558	529	853
Depreciation and amortization	3,788	3,122	2,430
Sponsorship (a)	1,383	72	—
Management fees (b)	651	685	723
Realignment expenses (c)	135	585	—
Closedown women’s wholesale (d)	—	—	939
Discontinued operations of foreign subsidiary (e)	—	—	395
Total non-GAAP adjustments	6,672	5,168	5,468
Adjusted EBITDA	$7,926	$10,429	$7,211

(a)	Represents certain promotional expenses for an event that is not expected to be repeated.

(b)	Management fees were fees that were required to be paid to the private equity investor and certain members that is not expected to continue after consummation of the Merger.

(c)

Realignment expenses incurred that were considered redundant were eliminated in the Corporate merchandising function, including a consolidation of Men’s Design, and in Wholesale Sales, outsourcing of a field coordinator program, and elimination of a redundant position.

(d)

Costs associated with the closing of Robert Graham Women’s Wholesale business in 2013. Based on the then current design direction, the Women’s business at Wholesale was not considered viable at that point in time and was shut down. Costs include salaries of terminated employees and freelancers, sample and other costs incurred.

(e)

During 2012, as part of our strategy to focus on its more profitable geographic locations, Robert Graham’s management decided to cease GmbH’s operations and began to liquidate GmbH’s assets and liabilities. Operations had virtually ceased as of December 31, 2013.

Liquidity and Capital Resources

Our sources of cash are the collection of Wholesale accounts receivable, both factored and non-factored, collections from sales through our Consumer Direct subdivision either by cash payment or credit card and from licensee fees collected from licensees. Cash is used to pay for inventories, all other cash expenses of the business, the purchase of property and equipment and distributions to and on behalf of members for taxes, which our members are required to pay based on allocations of income as a result of RG’s current status as a limited liability company. In order to manage our working capital requirements, we have a credit facility with JP Morgan Chase bank as described below.

At December 31, 2015 and December 31, 2014, we had cash of $1,966 and $792, respectively. The increase was attributable to cash provided by operations of $6,198 offset by investing activities of $4,812, which was mainly investments in property and equipment for new stores, less net cash provided by financing activities, which included $337 of net borrowings under the credit facility, less $525 distributed on behalf of members for taxes and $518 of deferred financing and transaction costs. At December 31, 2015 and December 31, 2014, total borrowings under the credit facility were $18,666 and $18,329, respectively, and $6,837 and $5,420, respectively, were available under the Revolving Credit Facility (defined below).

Credit Arrangements

On December 23, 2013, we entered into a $30,000 credit facility with JP Morgan Chase Bank (the “Revolving Credit Facility”). Interest on the amounts borrowed pursuant to the Loan Agreement is charged based on our average balance and, at management’s election, at either the bank’s prevailing prime rate plus 0.75% or LIBOR plus 2.25%, which was 2.6% at December 31, 2015. The Loan Agreement contains certain financial and other financial and reporting covenants, including a Fixed Charge Coverage Ratio that must be met on a monthly basis.

On December 23, 2013, in connection with a termination and reassignment agreement, we terminated our factor agreement with CIT dated February 6, 2012, and entered into a deferred purchase factoring arrangement with CIT. The deferred purchase agreement allows the assignment of our trade accounts receivable to CIT. We retain ownership of the assigned accounts receivable, until a triggering event occurs, as defined in the agreement. We pay fees ranging from 0.20% to 0.50% of the gross amount of the accounts receivable assigned, with an annual floor amount of $100.

On May 1, 2014, the Loan Agreement was amended whereby $3,500 of the credit facility was reclassified to a term loan (the “Capex Loan”) with a three-year principal repayment schedule at the same interest rates as the original Loan Agreement. As a result of the Capex Loan, the maximum amount available under the credit facility was reduced to $26,500. The remaining credit facility under the Loan Agreement provides for borrowings based on an amount not to exceed the sum of (1) 85% of eligible accounts receivable, (2) 90% of eligible credit card receivables, (3) 70% of eligible wholesale inventory, (4) 75% of eligible retail inventory, and (5) the trademark component, as defined in the Loan Agreement, minus outstanding principal amount of Capex Loan, and minus reserves.

At December 31, 2015 and December 31, 2014, the outstanding indebtedness under the CAPEX portion of the loan amounted to $1,653 and $2,820, respectively. At December 31, 2015 and December 31, 2014, the outstanding indebtedness under the credit facility portion of the loan amounted to $17,000 and $15,500 respectively. At December 31, 2015 and December 31, 2014, the long-term portion of the outstanding indebtedness under the CAPEX portion of the loan, payable in over one year, amounted to $486 and $1,653, respectively.  Obligations under the Loan Agreement are secured by substantially all of RG’s assets, including our trademarks. All outstanding indebtedness under our Loan Agreement matures and becomes due on December 23, 2018.

Capital and Operating Leases and Other Long-Term Obligations

RG has various operating lease arrangements for rental spaces expiring through March 2026. Minimum annual required lease payments through the remainder of the lease terms are as follows as of December 31, 2015, for the years ending December 31:

2016	$6,700
2017	$7,200
2018	$6,900
2019	$7,000
2020	$7,200
Thereafter	$26,400
$61,400

We currently have no capital leases.

Year ended December 31, 2015 Compared to Year ended December 31, 2014

	Year Ended December 31,
	(in thousands)
	2015	2014	$ Change
Net cash provided by operating activities	$6,198	$5,769	$429
Net cash used in investing activities	(4,812)	(5,895)	1,083
Net cash provided by (used in) financing activities	(212)	517	(729)
Net increase in cash	$1,174	$391	$783

Operating Activities

Net cash provided by operating activities during the year ended December 31, 2015 was $6,198, compared with net cash provided of $5,769 during the year ended December 31, 2014. This increase in cash provided by operating activities of $429 was primarily the result of an decrease in cash used in operating activities of $3,630 offset by a decline in net income of $3,201, inclusive of increases in non-cash items of $1,290. The $3,630 decrease in cash used in operating activities was primarily attributable to a decrease in inventory purchases of $2,218 due to opening nine new stores during the 2015 period compared to ten during the 2014 period, a decrease in vendor advances of $1,136 due to the decline in inventory purchases and more advantageous payment terms and an increase in royalties receivable of $285 due to an increase in net sales offset by increases in prepaid expenses and other current assets of $1,457 mainly due to prepayments for rent, insurance and a promotional event, a decrease in accounts payable of $207 partially offset by a decrease in due from factor of $40, an increase in accounts receivable of $1,178, and an increase in accrued expenses and other current liabilities of $455 due to increases in amounts payable for purchases as we negotiated better terms as well as accrued bonuses, severances and advertising and promotion.

Investing Activities

Net cash of $4,812 was used by investing activities during the year ended December 31, 2015, compared with net cash used of $5,895 during the year ended December 31, 2014. This decrease in cash used by investing activities of $1,083 was primarily the result of a decline in the purchase of property and equipment due to the opening of nine new stores during the 2015 period compared to ten during the 2014 period.

Financing Activities

Net cash of $212 was used in financing activities during the year ended December 31, 2015, compared with net cash provided of $517 during the year ended December 31, 2014. This change in cash from financing activities of $729 was primarily the result of higher net borrowings under the credit facility of $3,225 during the 2014 period mainly to fund the new store build-outs and $24 of payments of deferred transaction and financing costs during 2015 in connection with the Merger Agreement, offset by lower distributions during 2015 to and on behalf of members for income taxes of $2,520.

Fiscal Year Ended December 31, 2014 Compared to Fiscal Year Ended December 31, 2013

	Year Ended December 31, (in thousands)
	2014	2013	Change
Net cash provided by operating activities	$5,769	$6,033	$(264)
Net cash used in investing activities	(5,895)	(4,303)	(1,592)
Net cash provided by (used in) financing activities	517	(1,766)	2,283
Effect of exchange rate changes	—	12	(12)
Net increase (decrease) in cash	391	$(24)	$415

Operating Activities

Net cash provided by operating activities during the fiscal year ended December 31, 2014 was $5,769, compared with net cash provided of $6,033 for the fiscal year ended December 31, 2013. This decrease in cash provided by operating activities of $264 was primarily the result of an increase in net income of $2,822, inclusive of decreases in non-cash items of $712 offset by decreases in changes in other operating assets and liabilities of $3,086. The change in other operating assets and liabilities was primarily due to increases in inventory purchases of $5,485 due to opening ten new stores in 2014 compared to six in 2013, prepaid expenses and other current assets of $680 mainly due to prepayments for advertising and promotion partially offset by increases in accrued expenses and other current liabilities of $1,190 due to increases in amounts payable for purchases as well as vendor advances of $765 consistent with the increase in inventory purchases.

Investing Activities

Net cash of $5,895 was used by investing activities during the fiscal year ended December 31, 2014, compared with net cash used of $4,302 during the fiscal year ended December 31, 2013. This increase in cash used by investing activities of $1,593 was primarily the result of the purchase of property and equipment due to the opening of ten new stores during the 2014 year compared to six during the 2013 year.

Financing Activities

Net cash of $517 was provided by financing activities during the fiscal year ended December 31, 2014, compared with net cash used of $1,766 during the fiscal year ended December 31, 2013. This increase in cash provided by financing activities of $2,283 was primarily the result of net borrowings under the credit facility and term loan of $12,095, offset by repayments of notes held by members of $7,983 and repayment of loan from factor of $7,277, where both of these were paid off in 2013 in connection with the new borrowing agreement, distributions to and on behalf of members for taxes of $882.

Sources and Uses of Liquidity

We generally expect to fund expenditures for operations, administrative expenses, capital expenditures, debt service obligations and tax distributions with internally generated funds from operations, and to satisfy working capital needs from time to time with borrowings under the Revolving Credit Facility. RG believes that it will be able to meet its debt service obligations and fund its operating requirements for the next twelve months with cash flow from operations and borrowings under its Revolving Credit Facility, although no assurance can be given in this regard. Management continues to focus on working capital management by monitoring key metrics associated with accounts receivable, inventories, new store openings, merchandise purchases, payroll expense and other accounts payable.

Impact of Inflation

Our results of operations for the year ended December 31, 2015 and for fiscal years 2014 and 2013 have not been materially impacted by inflation. Significant changes in the rate of inflation in the future may, however, affect certain expenses, including employee compensation, and we may not be able to successfully recover such increased costs from customers.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

Contractual Obligations and commitments at December 31, 2015 were as follows:

	Payments due by period	Less than			More than
Contractual obligations	Total	1 year	1 – 3 years	3 – 5 years	5 years
Long-term debt obligations	$1,700	$1,200	$500
Operating lease obligations	61,400	6,700	14,100	$14,200	$26,400
Total	$63,100	$7,900	$14,600	$14,200	$26,400

Critical Accounting Policies and Estimates

We believe that the accounting policies discussed below are important to an understanding of our financial statements because they require management to exercise judgment and estimate the effects of uncertain matters in the preparation and reporting of financial results. Accordingly, we caution that these policies and the judgments and estimates they involve are subject to revision and adjustment in the future. While they involve less judgment, management believes that the other accounting policies discussed in “Notes to Consolidated Financial Statements—Note 3—Summary of Significant Accounting Policies” included in certain of our financial statements are also important to an understanding of our financial statements. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Sales from RG’s wholesale operations are recorded when the title to the goods is transferred to the customer, which is generally when we ship products to our customers. Provisions for product returns, allowances and other adjustments are recorded in the period the related sales are recognized.

Sales from our retail operations are recognized at the time the customer takes possession of the related merchandise. Sales from our e-commerce business are recognized when the merchandise is shipped to the customer. RG records retail sales net of sales taxes collected from retail customers and estimates for future returns.

RG earns royalties on the licensing of the use of its intellectual property in connection with certain products produced and sold by outside vendors. Royalties from licensing are recognized when earned and deemed collectible, and are included in net sales.

Accounts Receivable, and Allowance for Doubtful Accounts and Reserves

Accounts receivable, including royalties, are stated at the amount we expect to collect. RG maintains reserves for customer returns and markdowns and estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial conditions of our customers deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, we provide for an allowance for doubtful accounts. Balances that remain outstanding after we have made reasonable collection efforts are written off.

Inventories

Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Inventory cost components consist of purchase price of finished product plus duties, freight, purchase commissions, brokerage and cartage. Inventory reserves have been established for excess and obsolete items, if necessary.

Valuation of Goodwill and Other Long-lived and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired, including intangible assets. Indefinite-lived intangible assets consist of trademarks. Goodwill and trademarks are not being amortized in accordance with the provisions of the Financial Accounting Standards Board’s guidance, which requires these assets to be tested for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. RG’s annual impairment testing date is December 31.

RG assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying basis for determining whether it is necessary to perform goodwill impairment testing.

The quantitative goodwill impairment test, if necessary, is a two-step process. Under the first of two steps, we compare the fair value of a reporting unit to its carrying amount, including goodwill, to identify a potential impairment. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for such reporting unit and the enterprise must perform step two of the impairment test to measure the impairment, if any. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation: the fair value of the reporting unit is allocated to all assets and liabilities of that unit (including any unrecognized intangible assets) and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

RG primarily uses discounted expected future cash flows (Level 3 input), or DCF, to test goodwill. Indefinite-lived intangible assets are tested for impairment through an income approach known as the relief from royalty method. A discounted cash flow analysis calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit or asset and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in DCF and the relief from royalty method require the exercise of significant judgment including judgment about appropriate royalty rates, discount rates and terminal values, growth rates and the amount and timing of expected future cash flows. Although we believe the historical assumptions and estimates made are reasonable and appropriate, different assumptions and estimates could materially impact its reported financial results.

Amortizable intangible assets (customer relationships) are reviewed for impairment and tested for recoverability whenever events or changes in circumstances indicate that the carrying amounts exceed fair values as described under the long-lived assets paragraph above.

Amortization of RG’s customer relationships is computed using the straight-line method over an estimated useful life of 15 years.

Litigation

From time to time, RG may be subject to legal proceedings and claims in the ordinary course of business, including proceedings to protect our intellectual property rights. As part of its monitoring program for its intellectual property rights, from time to time, we files lawsuits in the U.S. and abroad for acts of trademark counterfeiting, trademark infringement, trademark dilution, patent infringement or breach of other state or foreign laws. These actions often result in seizure of counterfeit merchandise and negotiated settlements with defendants. Defendants sometimes raise the invalidity or unenforceability of our proprietary rights as affirmative defenses or counterclaims. In the opinion of management, based upon advice of legal counsel, the likelihood is remote that the impact of any pending proceedings, either individually or in the aggregate, would be material to RG’s consolidated financial position, results of operations or cash flows.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods and services to customers, in an amount that reflects the expected consideration received in exchange for those goods and services. RG anticipates adopting ASU 2014-09 effective January 1, 2018. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application.  RG is currently in the process of evaluating the impact of adoption of the ASU on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.  ASU 2014-15 addresses management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. This guidance is effective for fiscal years ending after December 15, 2016 and for interim periods within those fiscal years, with early adoption permitted. RG is currently in the process of evaluating the impact of adoption of the ASU on its consolidated financial statements, but does not expect the impact to be material.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs (Subtopic 835-30)” which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts or premiums. ASU 2015-03 is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. Adoption of ASU 2015-03 is not expected to have a material adverse effect on RG’s results of operations, financial position or cash flows.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” Under this ASU, inventories will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. ASU 2015-11 is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. RG is currently in the process of evaluating the impact of adoption of the ASU on its consolidated financial statements, but does not expect the impact to be material.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): “Balance Sheet Classification of Deferred Taxes” ASU 2015-17 which will require entities to present deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) as noncurrent in a classified balance sheet. ASU 2015-17 simplifies the current guidance, which requires entities to separately present DTAs and DTLs as current and noncurrent in a classified balance sheet. For public business entities, the amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early application is permitted as of the beginning of an interim or annual reporting period. Pursuant to the subsequent events disclosed in Note 2, ASU 2015-17 is effective for RG beginning January 1, 2017. Adoption of ASU 2015-17 is not expected to have a material effect on RG’s results of operations, financial position or cash flows.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern.

Quantitative and Qualitative Disclosure About Market Risk.

Foreign Currency Risk

Foreign currency exposures arise from transactions, including firm commitments and anticipated contracts, denominated in a currency other than an entity’s functional currency and from foreign-denominated revenues translated into U.S. dollars. Changes in currency exchange rates may affect the relative prices at which we and our foreign competitors sell products in the same market and collect receivables from such sales. We generally sell our products in U.S. dollars. We currently do not hedge our exposure to changes in foreign currency exchange rates as the amount of products sold would not be significantly impacted by rate fluctuations. We cannot assure you that foreign currency fluctuations will not have a material adverse impact on our financial condition and results of operations in the future. Management believes the exposure to adverse changes in exchange rates are not sufficiently material to warrant a hedging program.

We also source most of our products outside of the United States. However, we generally purchase our products in U.S. dollars. The cost of these products may be affected by changes in the value of the relevant currencies; however, our exposure to currency exchange rates is limited as a result of such companies outside of the United States accepting payment in U.S. dollars.

Credit Risk

We are exposed to credit risk primarily on our accounts receivable. We provide credit to customers in the ordinary course of business and perform ongoing credit evaluations. The majority of our accounts receivable are assigned to our factor through a deferred purchase factoring agreement, where they assign credit limits and take on much of the risk for a fee that we pay them. We also believe that our exposure to concentrations of credit risk with respect to trade receivables is largely mitigated by our customer base. We believe that our allowance for doubtful accounts is sufficient to cover customer credit risks.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results.  Although we do not believe that inflation has had a material impact on our financial position or results of operations in recent periods, a high rate inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

Interest Rate Risk

Our obligations under the Revolving Credit Facility bear interest at floating rates.  As a result, we are sensitive to changes in prevailing interest rates.  We believe that a one percent increase or decrease in market interest rates that affect our financial instruments may have any impact on earnings or cash flow during the next fiscal year, depending on the outstanding principal balance subject to such interest rates.  For example, assuming today’s outstanding loan balance at today’s rates, an additional 1% increase or decrease in interest rates would have an impact of approximately $200 on RG’s net income.